Exhibit 10.25
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), is hereby made between Myovant Sciences, Inc. (the “Company”) and David Marek (“you”) (collectively, the “Parties”). This Agreement shall become effective on January 4, 2021 (the “Effective Date”).
WHEREAS, the Company desires for you to provide services to the Company, and wishes to provide you with certain compensation and benefits in return for such employment services; and
WHEREAS, you wish to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.Employment by the Company.
1.1Position. You will serve as the Company’s Chief Executive Officer. This is an exempt position, and during your employment with the Company you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and absences permitted by the Company’s general employment policies.
1.2Duties and Location. You shall perform such duties as are required by the Board of Directors (the “Board”) of Myovant Sciences Ltd., the Company’s parent (“Parent”), to whom you will report. Your primary office location shall be the Company’s office located in Brisbane, California upon its reopening. Once the Company’s Brisbane office is open, you will commute from your present location to the Company’s Brisbane office until no later than the later of (a) the sixth (6th) month anniversary of your employment start date and (b) the date on which the 2020-2021 school year ends. Prior to such date, you will relocate to the San Francisco metropolitan area in accordance with Section 5.
The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. You will be appointed to the Board as of the Effective Date. Upon your termination of employment for any reason or in the event that you no longer serve as the Company’s Chief Executive Officer, you will automatically be deemed to have resigned from your position as a member of the Board.
1.3    Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
2.Compensation.
2.1Salary. For services to be rendered hereunder, you shall receive a base salary at the rate of Six Hundred Ten Thousand Dollars ($610,000) per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular bi-monthly payroll schedule. Your Base Salary will be subject to annual review and you will be eligible for an upward adjustment by the Board (or a committee thereof) subject to their sole discretion.
2.2Cost of Living Adjustment. In addition to your Base Salary, you will receive an additional payment of $10,000 payable to you each month, less standard deductions and withholdings, during the first four (4) years of your employment with the Company and $5,000 payable to you each month, less required deductions and withholdings, during the fifth year of your employment with the Company (the “COLA Payment”). This COLA Payment is intended to help defray incremental costs associated with living in the San Francisco metropolitan area. For the avoidance of doubt, this COLA Payment will not be considered part of your Base Salary for the purpose of calculating any bonus, awards or severance payments. For the avoidance of doubt, such COLA Payment is contingent on your continued
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employment with the Company and will cease if your employment is terminated for any reason, other than as expressly provided in Section 9.1(a) in the event you resign from your employment with the Company for Good Reason (as defined below), or if your employment is terminated by the Company without Cause (as defined herein).
2.3Annual Bonus. You will be eligible to participate in the Company’s annual discretionary Performance Bonus Plan, with the potential to receive a target bonus of 60% of your Base Salary (the “Performance Bonus”). Your Performance Bonus eligibility is based on the Company’s fiscal year, which runs from April 1 through March 31 of each calendar year, and your first eligibility to participate in the Performance Bonus Plan will begin with fiscal year 2020 (i.e., April 1, 2020 through March 31, 2021). Whether you receive a Performance Bonus for any given fiscal year, and the amount of any such Performance Bonus, will be determined by the Board (or a committee thereof) in its sole discretion, and is based on Company performance and your achievement of objectives and milestones to be determined by the Board (or a committee thereof) for the applicable fiscal year, which objectives and milestones shall be communicated to you as soon as reasonably practicable after the date they are established by the Board (or a committee thereof) for the applicable fiscal year, and in any event at the same time and in the same manner as they are communicated to similarly situated executives of the Company. To earn a full Performance Bonus, except as otherwise provided herein, you must be employed by the Company on the last day of the applicable fiscal year. Except as otherwise provided herein, you will not be eligible for, and will not earn, any Performance Bonus (including a prorated bonus) if your employment terminates for any reason before the end of the fiscal year. The Company will pay any earned Performance Bonus entirely in cash by no later than April 30th following each fiscal year. With respect to the Company's fiscal year 2020, the amount of your Performance Bonus will be prorated based on the number of days you were employed by the Company in fiscal year 2020.
3.Equity Incentive. Subject to the approval of the Board (or a committee thereof), you will receive (i) a grant of restricted stock units of Parent with a grant date value of $4,582,000 (the “Initial RSUs”) and (ii) a grant of options to acquire common shares of Parent (“Common Shares”) with a grant date value of $4,582,000 (the “Initial Options” and, together with the Initial RSUs, the “Initial Grants”), which such Initial Grants will be granted pursuant to, and subject to the terms of, Parent’s 2020 Inducement Plan (the “Equity Plan”) and the applicable award agreements thereunder, as soon as practicable following your employment start date. The number of Common Shares underlying (i) the Initial RSUs shall be determined based on the closing price of a Common Share on the date of grant and (ii) the Initial Options shall be determined using a Black-Scholes or other option pricing model as determined by the Board (or a committee thereof) in its sole discretion. The Initial RSUs will be subject to a four-year vesting period, with 25% vesting at year one (1) following the grant date and quarterly vesting of 6.25% per quarter thereafter over three (3) years, as well as any other terms and conditions contained in the grant agreement and the Equity Plan. The Initial Options will (i) be subject to a four-year vesting period, with 25% vesting at year one (1) following the grant date and quarterly vesting of 6.25% per quarter thereafter over three (3) years, as well as any other terms and conditions contained in the grant agreement and the Equity Plan; and (ii) have an exercise or strike price per share equal to the closing price of a Common Share on the grant date and expire and cease to be exercisable on the ten (10) year anniversary of the grant date.
You will also be eligible to receive additional discretionary annual equity incentive grants in amounts commensurate with your position, based upon meeting Company and individual performance metrics as determined by the Board (or a committee thereof) in its sole discretion.
4.Sign-On Advance. You will be advanced an aggregate sign-on bonus of $1,000,000.00, less applicable deductions and withholdings (the “Sign-On Advance”), which will be advanced to you within 30 days of your employment start date. The Sign-On Advance shall be earned by you in equal installments on a monthly basis over a period of 24 months. To ensure clarity, each month, on your monthly anniversary day, $41,666.67 shall be deemed to be earned by you. Therefore, if within 24 months of your employment start date, you resign from the Company without Good Reason or the Company terminates your employment for Cause, then you will be required to repay, on an after-tax basis (to the extent applicable), any amounts of the Sign-On Bonus that have been advanced to you but have not yet been earned, within ninety (90) days of your employment termination date. If your employment is terminated by the Company without Cause, or you resign for Good Reason, in either event within 24 months of your employment start date, you shall not be required to repay the then remaining unearned Sign-On Advance or any portion thereof.
5.Relocation Assistance. No later than the later of (a) the sixth (6th) month anniversary of your employment start date, (b) the last day of the 2020-2021 school year and (c) the date that the Company’s offices in Brisbane, California are open to operate in the ordinary course of business, by your signature below, you agree that you will fully relocate to the
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San Francisco metropolitan area. In connection with this relocation, and subject to your continued employment, you are eligible to receive reasonable relocation assistance to assist you in your relocation to the San Francisco metropolitan area that is consistent with market standards for executives of a company of a similar size and similar nature of the Company to relocate to the San Francisco metropolitan area, which amount shall be grossed-up for taxes (the “Relocation Reimbursement”). Notwithstanding anything to the contrary herein, in no event shall the Relocation Reimbursement exceed $125,000 in the aggregate, excluding transportation costs related to your travel to and from the San Franciso metropolitan area for six (6) months which will be reimbursed to you separately, and costs to exit your current New Jersey residential lease which shall be reimbursed to you if needed, after your good faith efforts to be released from the lease or sublease have been attempted. To earn the full amount of the Relocation Reimbursement, you must remain employed with the Company through the first 30 months after your employment start date. Accordingly, if, within 30 months after your employment start date, you resign your employment with the Company without Good Reason, or if your employment is terminated for Cause (as defined herein), then you will be required to repay the Company, on an after-tax basis (to the extent applicable), the entire amount of the Relocation Reimbursement advanced to you by the Company within ninety (90) days of your employment termination date. If your employment is terminated by the Company without Cause, or you resign for Good Reason, in either event within 30 months after your employment start date, you shall not be required to repay the Relocation Reimbursement or any portion thereof.
6.Executive Vacation. We believe that you are in the best position to determine when to work and when to take time away from work, while still responsibly performing your duties and responsibilities. Consequently, instead of providing you with a fixed number of vacation days each year, you may take time off with pay for rest and relaxation, or to attend to personal matters at your discretion, subject to fulfilling performance expectations and coordinating time off with the Board. Your ability to take time off under this policy is not a form of additional wages for services performed, but rather evidences the Company’s commitment to provide eligible employees with a flexible work schedule. This policy is intended to build trust in working relationships. Accordingly, since vacation is not allotted or accrued, there is no “unused” vacation time to be carried over from one year to the next, or to be paid out upon termination of employment.
7.Standard Company Benefits. You shall be entitled to participate in all other employee benefit programs for which you are eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. These benefits include health, dental, and other insurance coverage, participation in the Company’s 401(k) plan, and holiday and sick leave. Insurance coverage will begin on the first day of the first full month after your employment begins. The official plan documents will control. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time in its discretion.
8.At-Will Employment. Your employment relationship is at-will. Subject to the terms set forth herein, the Company may modify your job title, compensation, duties, and other terms and conditions of employment as it deems necessary and appropriate in light of the Company’s needs and interests from time to time. Additionally, either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer, or director with the Company and any of its affiliates, each effective on the date of termination. Upon the termination of your employment for any reason, you shall be entitled to receive: (a) any earned but unpaid Base Salary, (b) any earned but unpaid COLA Payment for any month ended prior to the date of your employment termination; (c) any vested employee benefits in accordance with the terms of the applicable employee benefit plan or program; (d) any unreimbursed business expenses incurred in accordance with Company policy; and (e) any earned but unpaid Performance Bonus for any performance years that were completed as of the date of termination pursuant to the terms in this Agreement. In addition, you may be eligible to receive additional payments and benefits, as set forth in more detail below. If you resign your employment with the Company for any reason, the Company requires you to provide 30 days of notice period in addition to any other requirements detailed below.
9.Termination of Employment; Severance Benefits.
9.1Termination Without Cause or Resignation for Good Reason. In the event your employment with the Company is terminated by the Company without Cause, or you resign for Good Reason, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that you remain in compliance with the terms of this Agreement, the Confidentiality Agreement, the Arbitration Agreement, and any other
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agreement between you and the Company, the Company shall provide you with the following as your sole “Severance Benefits:”
a.The Company shall pay you, as severance, the equivalent of 100% of your annualized Base Salary in effect as of the date of your employment termination and disregarding for this purpose any decrease in annual base salary constituting Good Reason, subject to standard payroll deductions and withholdings (the “Salary Severance”). The Salary Severance will be paid as one-time, lump-sum payment no later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service (and in all events within seventy-five (75) days after your Separation from Service), provided the Separation Agreement (as discussed in Section 9.3) has become effective by that date. In addition, the Company will continue to pay you the COLA Payments in a lump sum in accordance with Section 2.2 for a period covering twelve (12) months following the day of your Separation from Service, subject to, and in accordance with, Section 2.2 (including the payment amounts and schedule set forth therein) (provided that, in accordance with Section 2.2, in no event shall you be entitled to receive any COLA Payments following the fifth (5th) anniversary of your employment start date).
b.The Company shall pay you, as additional severance, an amount equal to 100% of your target annual Performance Bonus, at least 60% of your then Base Salary, for the year of termination (the “Bonus Severance”). The Bonus Severance will be paid as a one-time, lump-sum payment contemporaneously with the Salary Severance, but in no event later than the first regularly-scheduled payroll date following the sixtieth (60th) day after your Separation from Service (and in all events within seventy-five (75) days after your Separation from Service), provided the Separation Agreement (as discussed in Section 9.3) has become effective by that date.
c.If you timely elect continued group health plan continuation coverage under COBRA, or a state or local equivalent, such as Cal-COBRA, the Company shall pay a portion of your premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, for twelve (12) months or until such earlier date on which you become eligible for health coverage from another employer (the “COBRA Payment Period”). The amount of this portion will be the same portion of the premium cost as was borne by the Company under the level of coverage selected by you and in effect at the time of your termination. Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period. Notwithstanding the foregoing, if you timely elect continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or violating Section 105(h) of the Code, then in lieu of paying the employer portion of the COBRA premiums on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to 200% of the employer’s portion of the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payments”). Such Special Severance Payments shall end upon expiration of the COBRA Payment Period.
d.In addition to the foregoing, if your employment is terminated by the Company without Cause (other than due to your Death or Disability) or if you resign for Good Reason (as defined herein), in either case, within the twelve (12) month period immediately following the occurrence of a Change in Control (as defined herein), then 100% of your then-unvested equity incentive awards outstanding under the Equity Plan, including your then-remaining unvested portion of the Initial Grants (if any), shall immediately become fully vested and, if applicable, exercisable, provided the Separation Agreement (as discussed in Section 9.3) has become effective.
9.2Termination for Any Other Reason. If your employment terminates for any reason other than as specified in Section 10.1 (including, for the avoidance of doubt, due to your Disability, death or your voluntary resignation or the termination of your employment by the Company for Cause), then: (a) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and; (b) you will not be entitled to any Severance Benefits under this Section 9.
9.3Conditions to Receipt of Severance Benefits. The receipt of any applicable Severance Benefits pursuant to this Section 9 will be subject to you signing and not revoking a separation agreement and release of claims against the Company (including its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and
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assigns) in a form reasonably satisfactory to the Company (the “Separation Agreement”), a copy of which is attached hereto as Exhibit A. The Separation Agreement will be provided to you within seven (7) days following your Separation from Service, and you will have twenty-one (21) days (or forty-five (45) days to the extent required to comply with applicable law) to sign the Separation Agreement. You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination. No Severance Benefits will be paid or provided unless and until the Separation Agreement becomes effective.
9.4Definitions.
a.Cause. For purposes of this Agreement, “Cause” for termination shall mean: (i) the continued failure by you to substantially perform your material duties with the Company or any Subsidiary or Affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Company, or Subsidiary or Affiliate, that specifically identifies the alleged manner in which you have not substantially performed your duties and after you have been provided with a thirty (30) day cure period, which written notice shall provide the deficiencies and the measurable objectives needed to cure, or your deliberate violation of a material Company policy which has caused or is reasonably expected to result in financial harm to, or harm to the reputation or business of, the Company or any of its Subsidiaries or Affiliates; (ii) your engagement in illegal conduct or misconduct (including fraud, embezzlement, theft or dishonesty or material violation of any Company policy), or gross negligence, in any case that has caused or is reasonably expected to result in material financial injury to, or material injury to the reputation or business of, the Company or any Subsidiary or Affiliate; (iii) your commission of, or plea of no contest to, a felony or any misdemeanor crime involving fraud, moral turpitude or dishonesty; (iv) your material breach of any written agreement or restrictive covenants with the Company or (v) violation of any law, rule or regulation (collectively, “Law”) relating in any way to the business or activities of the Company or any Subsidiary or Affiliate, or other Law that is violated, during the course of your performance of services hereunder that results in your regulatory suspension or disqualification, including, without limitation, the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), or any similar legislation applicable in the United States or in any other country where the Company or any Subsidiary or Affiliate intends to develop its activities.
b.Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence after the Effective Date of this Agreement of a “Change in Control” as defined in the Equity Plan, as in effect on the Effective Date of this Agreement.
c.Disability. For purposes of this Agreement, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.
d.Good Reason. For purposes of this Agreement, “Good Reason” for your resignation shall mean: (i) a material diminution in your Base Salary as compared to below that Base Salary as set as of the time of the reduction; provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive officer team compensation, such reduction shall not constitute Good Reason provided that it is a reduction of a proportionally like amount or percentage affecting the entire executive team not to exceed - 10%; (ii) a material diminution in your authority, duties or responsibilities; (iii) any requirement of the Company that you be based anywhere more than twenty (20) miles from your primary office location and in a new office location that is a greater distance from your principal residence (following your relocation near the Company’s office); or (iv) the failure of any successor to expressly assume and agree to perform the severance provisions in this Agreement. Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless you give written notice to the Company of your intention to terminate employment within thirty (30) days after the occurrence of the event constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason and you terminate employment on a mutually-agreeable
10.Section 280G. If any payment or benefit you would receive from the Company and its Subsidiaries or an acquiror pursuant to this Agreement, the Equity Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Higher Amount (defined below). The “Higher Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the
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Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Higher Amount, reduction will occur in the manner that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Notwithstanding the foregoing, any reduction shall comply with Section 409A including, but not limited to, the ordering of any such reduction. In no event will the Company, any Subsidiary or any stockholder be liable to you for any amounts not paid as a result of the operation of this Section 10. The Company will use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you as soon as practicable after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company.
11.Section 409A.     It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 11 shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.
12.Proprietary Information Obligations. As a condition of employment, you shall execute and abide by the Company’s standard form of Employee Non-Disclosure and Invention Assignment Agreement (the “Confidentiality Agreement”). You acknowledge and agree that any prior assignments of intellectual property made by you to the Company in any separate or prior agreement remain in full force and effect.
13.Arbitration. Except as otherwise set forth below in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or your employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). The Rules can be found at http://www.jamsadr.com/rules-employment-arbitration/. The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable, including but not limited to, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; any other provision of the California Labor, Government or Civil Code; IWC Wage Orders; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties
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with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be San Francisco, California. By agreeing to arbitration, the parties hereto do not intend to deprive either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The Company shall pay all administrative fees of JAMS in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses. Each party shall bear its or his own costs and expenses (including attorney’s fees) in any such arbitration and the arbitrator shall have no power to award costs and attorney’s fees except as provided by statute or by separate written agreement between the parties. In any arbitration, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.
14.Outside Activities During Employment.
14.1Non-Company Business. Except with the prior written consent of the Board, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder.
14.2No Adverse Interests. You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
15.General Provisions.
15.1Offer Conditions. This Agreement and your employment with the Company are conditioned on you accepting and returning a signed copy of this Agreement. This Agreement is also conditioned on: (a) you not being subject to any confidentiality, non-competition, or any other similar type of restriction that may affect your ability to perform your work at the Company; (b) you not having been debarred, or having received notice of any action or threat with respect to debarment, under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. 335(a) or any similar legislation applicable in the US or in any other country where the Company intends to develop its activities; (c) your satisfactory completion of a reference check and satisfactory clearance of a background check; and (d) your satisfactory proof of your right to work in the United States. By signing this Agreement, you represent and warrant that you are not subject to any such limitations or restrictions under Section 15.1(a) or (b) of this Agreement.
15.2Severability; Waiver. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
15.3Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein; supersedes any other such promises, warranties or representations; and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.
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15.4Counterparts; Headings. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
15.5Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company.
15.6Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. You acknowledge and agree that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. You have had the opportunity to retain a tax and financial advisor and fully understand the tax and economic consequences of all payments and awards made pursuant to the Agreement.
15.7Term; Survival; Choice of Law. This Agreement shall terminate upon your termination of employment with the Company. The obligations as forth under Sections 7-13, as well as under the Confidentiality Agreement, will survive the termination of your employment and this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

MYOVANT SCIENCES, INC.
By:	/s/ Matthew Lang
Matthew Lang
Chief Administrative and Legal Officer

EXECUTIVE
/s/ David Marek
David Marek
8.

Exhibit A

Form of Separation Agreement

[Date]
David Marek
[Delivered electronically]
Re:    Separation Agreement
Dear David:
This letter sets forth the separation agreement (the “Agreement”) between you and Myovant Sciences, Inc. (the “Company”), on behalf of itself, and its direct and indirect parents, subsidiaries and affiliated entities (collectively, the “Company Group”). with respect to your employment transition.
1.SEPARATION DATE. Your last day of work with the Company and your employment termination date will be __________________ (the “Separation Date”), at which time you will resign from all of your positions as an officer or director of any member of the Company Group, including, without limitation, the your positions as principal executive officer and a director of Myovant Sciences Ltd. (“Myovant”). On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.
2.SEVERANCE BENEFITS. If you timely sign this Agreement and allow the releases set forth herein to become effective, then the Company will provide you with the following severance benefits: [describe severance benefits as provided in employment agreement or otherwise agreed].
3.EQUITY AWARDS. Except as otherwise provided in paragraph 2 above, any equity awards granted to you by any member of the Company Group shall continue to be governed by the terms of the applicable grant notice, agreement, plan and any other governing documents.
4.OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
5.EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
6.RETURN OF COMPANY PROPERTY. By no later than the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.
7.PROPRIETARY INFORMATION OBLIGATIONS. Both during and after your employment you acknowledge your continuing obligations under your Employee Non-Disclosure and Invention Assignment Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company. A copy of your Employee Non-Disclosure and Invention Assignment Agreement is attached hereto as Exhibit A.
8.CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor.
9.NONDISPARAGEMENT. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
10.NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion ) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
11.COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
12.NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
13.RELEASE OF CLAIMS.
(a)    General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you, on behalf of yourself and your heirs, executors, administrators, assigns, affiliates, successors and agents, hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities (including Myovant, Sumitomo Dainippon Pharma, Co., Ltd. and Sumitovant Biopharma Ltd.), and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)    Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company or any other member of the Company Group, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).
(c)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company’s CEO); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
(d)    Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.
(e)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

14.REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.
15.GENERAL. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.
If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days.
I wish you good luck in your future endeavors.
Sincerely,
MYOVANT SCIENCES, INC.

By:
[Officer] [Title]

Exhibit A – Employee Non-Disclosure and Invention Assignment Agreement

ACCEPTED AND AGREED:

David Marek

Date

EXHIBIT A
EMPLOYEE NON-DISCLOSURE AND INVENTION ASSIGNMENT AGREEMENT